                        [PERKINS COIE LETTERHEAD]

July 14, 1997


Egghead, Inc.                        Surplus Software, Inc.
22705 East Mission Ave.              Suite 100
Liberty Lake, WA  99019              489 N. 8th Street
Attn:  George Orban,                 Hood River, OR  97301
  Chief Executive Officer            Attn:  Jonathan Brodeur, President


RE: TAX OPINION REGARDING MERGER OF SURPLUS SOFTWARE, INC. ("SURPLUS DIRECT") INTO NORTH FACE MERGER SUB, INC. ("MERGER SUB")

Ladies and Gentlemen:

   We have been asked, as counsel to Egghead, Inc., a Washington corporation, to render this opinion regarding certain matters related to the U.S. federal income tax consequences of the merger (the "Merger") of Surplus Direct into Merger Sub pursuant to that certain Agreement and Plan of Merger, dated as of April 30, 1997, as amended pursuant to that Amendment to Agreement and Plan of Merger dated as of May 23, 1997 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings given to them in the Agreement or if not defined therein as described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission relating to the Merger (the "S-4"). This opinion letter is rendered pursuant to Section 8.1(f) of the Agreement.

   In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the relevant documents related to the Merger, including the Agreement and the Shareholders Agreement. Furthermore, we have examined that certain Egghead Tax Matters Certificate, dated as of the date hereof, a form of which is attached hereto as Exhibit A (The "Egghead Tax Certificate") and that certain Surplus Direct Tax Matters Certificate, dated as of the date hereof, a form of which is attached hereto as Exhibit B (the "Surplus Direct Tax Certificate").

   Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above, the representations given by Egghead in the Egghead Tax Certificate, the representations given by Surplus Direct in the Surplus Direct Tax Certificate, and the representations of certain Surplus Direct shareholders concerning taxes in Sections 1.2(c) and 1.2(d) of the Shareholders Agreement. In rendering our opinion, we have assumed the accuracy of all information and representations and the performance of all undertakings contained in the reviewed documents

Egghead, Inc.
Surplus Software, Inc.
July 14, 1997
Page 2

as set forth above, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. If any of these facts or assumptions are not correct, please advise us at once as our advice may be affected by a change in such facts or assumptions.

   Based on the facts and assumptions set forth above and upon our examination of the documents set forth above and the relevant legal authorities, we adopt as our opinion the discussion set forth in the S-4 under the caption "THE MERGER--Certain Federal Income Tax Consequences."

   Our opinion is limited to the specific matters described in the S-4 under the caption "THE MERGER--Certain Federal Income Tax Consequences." We give no opinion with respect to other tax matters, whether federal, state or local, that may relate to the Merger. Our opinion may not address issues that are material to an individual shareholder based on his or her particular tax situation. No ruling will be requested from the Internal Revenue Service ("IRS") regarding the Merger. Our opinion is not binding on the IRS and does not constitute a guarantee that the IRS will not challenge the tax treatment of the Merger.

   In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder and the pertinent judicial authorities and interpretative rulings of the Internal Revenue Service (the "IRS"). We caution that our opinion is based on the federal income tax laws as they exist on the date hereof. It is possible that subsequent changes in the tax law could be enacted and applied retroactively to the Merger and that such changes could result in a materially different result than the result described in the opinions above.

   This opinion is furnished in connection with the Merger. We consent to the reference to our firm under the caption "SUMMARY--Certain Federal Income Tax Consequences" and "THE MERGER--Certain Federal Income Tax Consequences" and to the filing of this opinion as an exhibit to the S-4.


                               Very truly yours,


                               PERKINS COIE

                                                             EXHBIT A
                          EGGHEAD, INC.
                    TAX MATTERS CERTIFICATE

   EGGHEAD, INC. ("Egghead"), a Washington corporation, submits this certificate (this "Certificate") to be relied upon by Perkins Coie in delivering its opinions regarding the tax consequences of the proposed merger (the "Merger") of Surplus Software, Inc., an Oregon corporation ("Seller") with and into North Face Merger Sub, Inc., an Oregon corporation that is wholly owned by Egghead ("Merger Sub"), pursuant to an Agreement and Plan of Merger by and among Egghead, Merger Sub and Seller, dated as of April 30, 1997, and amended pursuant to that Amendment to Agreement and Plan of Merger, dated as of May 23, 1997 (as amended, the "Merger Agreement"). Capitalized terms not otherwise defined here have the meaning stated in the Merger Agreement or, if not defined there, in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission relating to the Merger (the "S-4").

   Egghead certifies that the facts and assumptions relating to the Merger, insofar as they relate to Egghead and Merger Sub, that are described in the opinion letter of Perkins Coie dated the date hereof (a copy of which Egghead acknowledges has been provided to it), and the following statements, are true, correct and complete in all material respects as of the date of this letter:

    1. The fair market value of the shares of common stock, par value $.01 per share, of Egghead (the "Egghead Common Shares") and other consideration received by each shareholder of Seller will be approximately equal to the fair market value of the common stock, no par value per share, of Seller (the "Seller Common Stock") and the Series A Preferred Stock, no par value per share, of Seller (together with the Seller Common Stock, the "Seller Capital Stock") exchanged in the Merger.

    2. Egghead has no plan or intention to cause Merger Sub to issue additional shares of stock that would result in Egghead owning less than 80 percent of the total combined voting power of all classes entitled to vote and 80 percent of the total number of shares of each other class of the stock of Merger Sub.

    3. Immediately following the Merger, Merger Sub will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Seller held immediately prior to the Merger. For purposes of this representation, amounts paid by Seller to dissenters, amounts paid by Seller or to shareholders who receive cash or other property, amounts used by Seller to pay reorganization expenses, and all redemptions and distributions (except for regular, normal

July 14, 1997
Page 2

dividends) made by Seller will be included as assets of Seller immediately prior to the Merger.

    4. Egghead has no plan or intention to redeem or otherwise reacquire any of the Egghead Common Shares issued in the Merger.

    5. Egghead, Seller and the Seller shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

    6. No stock of Merger Sub will be issued in the Merger. After the Merger, the sole shareholder of Merger Sub will be Egghead.

    7. Egghead does not own, directly or indirectly, nor has it owned, directly or indirectly, during the past five years, any shares of Seller Capital Stock.

    8. Neither the loan made pursuant to the Bridge Loan Agreement (the "Egghead Bridge Loan") nor any other intercorporate indebtedness between Egghead and Seller or between Merger Sub and Seller was issued or acquired at a discount and there is no plan or intention to settle any such debt at a discount or otherwise forgive such debt, in whole or in part.

    9. Following the Merger, Egghead will cause Seller to continue its historic business and continue to use a significant portion of its historic business assets.

   10. Neither Egghead nor Merger Sub is a regulated investment company, real estate investment trust, or a corporation fifty percent or more of the value of whose total assets are stock and securities, and eighty percent or more of the value of whose total assets are assets held for investment. In making the percentage determinations under the preceding sentence, stock and securities of any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets, and a corporation is considered a subsidiary if the parent owns fifty percent or more of the combined voting power of all classes of stock entitled to vote or fifty percent or more of the total value of shares of all classes of stock outstanding.

   11. None of the compensation to be received from Egghead by any Seller shareholder-employee will be separate consideration for, or allocable to, any of such shareholder-employee's shares of Seller Capital Stock; none of the Egghead Common Shares received by any Seller shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-

July 14, 1997
Page 3

employee will be for services actually rendered and commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

   12. At all times prior to the Merger, Egghead has owned and will own directly all the outstanding Merger Sub stock. Merger Sub was formed by Egghead solely for the purposes of engaging in the transactions contemplated by the Merger Agreement. Merger Sub will have no liabilities. Merger Sub will not transfer to Seller in the Merger any assets subject to liabilities.

   13. Prior to the Effective Time, Merger Sub did not own any asset other than an amount of cash necessary to incorporate Merger Sub and to pay the expenses of the Merger attributable to Merger Sub.

   14.The Merger is being undertaken primarily for reasons pertaining to the business of Egghead and neither Egghead nor Merger Sub has as one of its reasons for the Merger the avoidance of federal income taxes.

   15. Egghead has no plan or intention to liquidate Seller, to merge Seller into another corporation, and in no event will cause or permit Seller to be merged or liquidated into Egghead or a Egghead subsidiary within two years of the Effective Time. Egghead has no plan or intention to cause Seller to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or the transfer of assets by Seller to a corporation in which Seller owns at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the shares of each other class of stock; or to sell or otherwise dispose of any of the Seller shares acquired in the transaction.

   16. There is a valid business reason for the use of Holdback Shares.

   17. The Holdback Shares placed in escrow will appear as issued and outstanding on the balance sheet of Egghead, and such shares will be legally outstanding under applicable state law.

   18. None of the Holdback Shares will be subject to restrictions requiring their return to Egghead because of death, failure to continue employment, or similar restrictions.

July 14, 1997
Page 4

   19. The return of the Holdback Shares in satisfaction of a liability subject to indemnification will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the Seller shareholders.

   20. All dividends paid on the Holdback Shares will be held on the same terms as the Holdback Shares.

   21. All voting rights of the Holdback Shares are exercisable by or on behalf of the Seller shareholders or their authorized agent.

   22. All of the Holdback Shares shall be released from the escrow within one year from the date of consummation of the Merger (except where there is a bona fide dispute as to whom the Holdback Shares should be released).

   23. At least 50 percent of the number of shares of each class of Egghead Common Shares issued initially to the Seller shareholders are not Holdback Shares.

   24. The return of Holdback Shares will not be triggered by the payment of additional tax or reduction in tax paid as a result of an Internal Revenue Service audit of the Seller shareholders or Egghead or Seller with respect to the Merger.

   25. Seller and Egghead are not controlled, directly or indirectly, by the same persons.

   26. The mechanism for the calculation of the number of Holdback Shares to be returned is objective and readily ascertainable.

   27. The factual statements of or about Egghead or Merger Sub contained in the S-4 are accurate. Egghead and Merger Sub will comply with all terms of the Merger Agreement, including their representations, warranties, and covenants contained therein.

   28. Egghead will not, directly or indirectly, permit Seller to take any action after the Effective Time that would cause the representations contained in that Seller Tax Certificate executed as of the date hereof to be untrue or inaccurate in any respect.

   29. Merger Sub will have no liabilities assumed by Seller and will not transfer to Seller any assets subject to liabilities in the Merger.

   30. Other than the possible use of the Egghead Bridge Loan proceeds towards repayment of the Bridge Loan at the Effective Time, none of the proceeds of the Egghead

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July 14, 1997
Page 4

Bridge Loan will be distributed to or otherwise accrue to the benefit, directly or indirectly, of the shareholders of Seller. All of such proceeds will be used by Seller solely in the ordinary course of Seller's business, including refinancing existing short-term indebtedness (including, possibly, the payment of the Bridge Loan at the Effective Time).

   31. Egghead will reaffirm as of the Effective Time the contents of this Certificate in a writing to be dated and delivered to Perkins Coie immediately prior to the Effective Time. Furthermore, between the date of this Certificate and the Effective Time, Egghead will immediately notify Perkins Coie of any change or event that would cause this Certificate to be untrue or inaccurate in any respect.

   IN WITNESS WHEREOF, Egghead has caused this Certificate to be duly executed this 14th day of July, 1997.

   EGGHEAD, INC.

   By Brian W. Bender
      -----------------------

   Name Brian W. Bender
      -----------------------

   Title Chief Financial Officer
         ------------------------

                                                    EXHIBIT B

                        SURPLUS SOFTWARE, INC.
                       TAX MATTERS CERTIFICATE

   SURPLUS SOFTWARE, INC., an Oregon corporation ("Seller"), submits this certificate (this "Certificate") to be relied upon by Perkins Coie in delivering its opinions regarding the tax consequences of the proposed merger (the "Merger") of Seller with and into North Face Merger Sub, Inc., an Oregon corporation ("Merger Sub"), pursuant to an Agreement and Plan of Merger by and among Egghead, Inc., a Washington corporation ("Egghead"), North Face Merger Sub and Seller dated as of April 30, 1997, and amended pursuant to that Amendment to Agreement and Plan of Merger , dated as of May 23, 1997 (as amended, the "Merger Agreement"). Capitalized terms not otherwise defined here have the meaning stated in the Merger Agreement or, if not defined there, in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission relating to the Merger (the "S-4").

   Seller certifies that the facts and assumptions relating to the Merger, insofar as they relate to Seller, that are described in the opinion letter of Perkins Coie dated the date hereof (a copy of which Seller acknowledges has been provided to it), and the following statements, are true, correct and complete as of the date of this certificate:

   1. The fair market value of the shares of common stock, par value $.01 per share, of Egghead (the "Egghead Common Shares") received by each shareholder of Seller will be approximately equal to the fair market value of the common stock, no par value per share, of Seller (the "Seller Common Stock") and the Series A Preferred Stock, no par value per share, of Seller (together with the Seller Common Stock, the "Seller Capital Stock") exchanged in the Merger.
 There are no shares of stock of Seller authorized or issued or outstanding other than the Seller Capital Stock.

   2. There is no plan or intention by any holder of Seller Capital Stock who owns five percent or more of Seller Capital Stock, and to the knowledge of the Seller, there is no plan or intention on the part of the remaining holders of Seller Capital Stock, to sell, exchange, or otherwise dispose of a number of Egghead Common Shares received in the Merger that would reduce the Seller shareholders' aggregate ownership of Egghead Common Shares to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding Seller Capital Stock as of the same date. For purposes of this representation, shares of Seller Capital Stock surrendered by dissenters or exchanged for cash in lieu of fractional Egghead Common Shares will be treated as outstanding Seller Capital Stock at the Effective Time. Shares of Seller Capital Stock and Egghead Common Shares held by Seller shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered as having been disposed of in making this representation.

July 14, 1997
Page 2

   3. Merger Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Seller immediately prior to the Merger. For purposes of this representation, amounts paid by Seller to dissenters, amounts paid by Seller to shareholders who receive cash or other property, amounts used by Seller to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Seller will be included as assets of Seller immediately prior to the Merger.

   4. Neither the loan made pursuant to the Bridge Loan Agreement (the "Egghead Bridge Loan") nor any other intercorporate indebtedness between Egghead and Seller or between Merger Sub and Seller was issued or acquired at a discount nor does any plan or intention exist to settle any such debt at a discount or to otherwise forgive such debt.

   5. Egghead, Seller and the Seller shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

   6. Seller is not a regulated investment company, real estate investment trust, or a corporation fifty percent or more of the value of whose total assets are stock and securities, and eighty percent or more of the value of whose total assets are assets held for investment. In making the percentage determinations under the preceding sentence, stock and securities in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets, and a corporation is considered a subsidiary if the parent owns fifty percent or more of the combined voting power of all classes of stock entitled to vote or fifty percent or more of the total value of shares of all classes of stock outstanding.

   7. On the date of the Merger, the fair market value of the assets of Seller transferred to Merger Sub will exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject. The liabilities of Seller assumed by Merger Sub and the liabilities to which the transferred assets of Seller are subject were incurred by Seller in the ordinary course of its business.

   8. Seller is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding of a federal or state court.

   9. None of the compensation to be received by any Seller shareholder-employee will be separate consideration for, or allocable to, any of the shareholder-employee's shares of Seller Capital Stock; none of the Egghead Common Shares received by any Seller shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any

July 14, 1997
Page 3

shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

   10. The Merger is being undertaken primarily for reasons pertaining to the business of Seller, and Seller does not have as one of its reasons for the Merger the avoidance of federal income taxes.

   11. There is a valid business reason for the use of Holdback Shares.

   12. None of the Holdback Shares will be subject to restrictions requiring their return to Egghead because of death, failure to continue employment, or similar restrictions.

   13. The return of the Holdback Shares in satisfaction of a liability subject to indemnification will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the Seller shareholders.

   14. All dividends paid on the Holdback Shares will be held on the same terms as the Holdback Shares.

   15. All voting rights of the Holdback Shares are exercisable by or on behalf of the Seller shareholders or their authorized agent.

   16. All of the Holdback Shares shall be released from the escrow within 1 year from the date of consummation of the Merger (except where there is a bona fide dispute as to whom the Holdback Shares should be released).

   17. At least 50 percent of the number of shares of each class of Egghead Common Shares issued initially to the Seller shareholders are not Holdback Shares.

   18. The return of Holdback Shares will not be triggered by the payment of additional tax or reduction in tax paid as a result of a Service audit of Egghead or Seller or the Seller shareholders with respect to the Merger.

   19. Seller and Egghead are not controlled, directly or indirectly, by the same persons.

   20. The mechanism for the calculation of the number of Holdback Shares to be returned is objective and readily ascertainable.

   21. The repayment of the Bridge Loan will not affect the number of Egghead Common Shares to be received by SV Capital Partners, L.P., or any other shareholder of Seller. Other than the Subordinated Debt, there is no outstanding indebtedness owed by Seller to any shareholder of Seller.

   22. Prior to the Effective Time, none of the proceeds of the Egghead Bridge Loan will be distributed to or otherwise accrue to the benefit, directly or indirectly, of the shareholders of Seller. All of such proceeds will be used by Seller solely in the ordinary course of Seller's business, including refinancing existing short-term indebtedness (other than the possible use of the Egghead Bridge Loan proceeds towards payment of the Bridge Loan at the Effective Time).

   23. The factual statements of or about Seller contained in the S-4 are accurate. Seller will comply with all terms of the Merger Agreement, including its representations, warranties, and covenants contained therein.

   24. Seller is not aware of any plan or intention on the part of Egghead to cause Seller to take any such actions after the Effective Time that would cause any of the representations contained herein to be untrue or inaccurate in any respect.

   25. Seller will reaffirm as of the Effective Time the contents of this Certificate in a writing to be dated and delivered to Perkins Coie immediately prior to the Effective Time. Furthermore, between the date of this Certificate and the Effective Time, Seller will immediately notify Perkins Coie of any change or event that would cause this Certificate to be untrue or inaccurate in any respect.

   IN WITNESS WHEREOF, Seller has caused this Certificate to be duly executed this 14th day of July, 1997.

   SURPLUS SOFTWARE, INC.


   By David J. Barish
      ---------------------

   Name David J. Barish
      ---------------------

   Title Sr. VP Finance & CFO
         --------------------